Exhibit 10.7
October 28, 2022

Mr. Alex Dimitrief

Dear Alex,

Congratulations on the opportunity to join Sotera Health Company (the “Company”) as its Senior Vice President and General Counsel. This letter will recap the key elements of our offer.

•Start Date: Your employment will commence on November 1, 2022.

•Reporting: You will report to Michael Petras, Chief Executive Officer, Sotera Health Company.

•Place of Employment: You will primarily work remotely, subject to travel as reasonably requested by the Company from time to time for business purposes.

•Status & Salary: You will be employed as a full-time, exempt, salaried employee. Your starting salary will be $600,000 annually, payable on a bi-weekly basis. The Company may review and/or revise your salary from time to time, in its sole discretion.
•Annual Incentive Plan: You will be eligible to participate in the Annual Incentive Plan, on the terms and conditions set forth therein, at a target of 50% of your base annual salary. For 2022, your participation in the AIP will be prorated based on your hire date.

•Sign-on Bonus: Upon commencement of employment, we will provide you with a sign-on cash bonus of $1,500,000 payable within the first payroll cycle after your start date.

•Inducement Grant: Upon hire, you will be eligible for an equity award subject to the approval of the Leadership Development and Compensation Committee of the Company’s Board of Directors and the Board of Directors. This award will be comprised of (i) a grant of stock options on the first allowable date following November 1 with a grant date fair value of $1,500,000, which will vest in two equal installments on October 31, 2023 and October 31, 2024, and (ii) a grant of restricted stock on the first allowable date following November 1 with a grant date fair value of $1,500,000, which will vest in two equal installments on October 31, 2023 and October 31, 2024.

Your equity award will be subject to, and contingent upon your acceptance of, the terms and conditions of the Sotera Health Company 2020 Omnibus Incentive Plan, as well as any applicable grant notices and agreements associated with your award. Additional information will be provided upon acceptance of this offer.

•Benefits Program: You are eligible to participate in the Company’s benefits program, including but not limited to medical, dental, vision and 401(k) plan with company match. All plans are in accordance with the terms and conditions of that program and associated insurance policies, as may be in effect from time to time. The Company reserves the right to amend or discontinue its benefits program at any time, with or without advance notice.

•Vacation: You are entitled to four (4) weeks of vacation annually, subject to the terms and conditions of the Company’s vacation policy as may be in effect from time to time. Your vacation time will be prorated during your first year of employment, according to your hire date.

9100 South Hills Boulevard, Suite 300
Broadview Heights, OH 44147
440-262-1410 | soterahealth.com

•Outside Obligations: You will be permitted to continue or complete, as applicable, the outside obligations listed on Schedule A, provided that such obligations do not materially interfere with your duties to the Company. You will not seek or accept additional roles, appointments or employment without the Board’s written consent while employed by the Company.

•Pay-Back Provision: In the event you terminate your employment for any reason other than death or disability; or the Company terminates your employment for Cause within 24 months after your start date, by your signature below, you acknowledge and agree to pay back to Sotera Health a pro-rata portion of your sign-on bonus (on a pre-tax basis) within 5 business days of your termination of employment.

Your employment with the Company is “at will”; it is for no specified term and may be terminated by you or the Company at any time, with or without cause or advance notice. This letter may be executed in counterparts and shall be binding upon the parties upon execution and may only be amended in writing signed by each of the parties hereto. The Company reserves the right to add, delete, or modify all plans, program, policies, procedures, and guidelines at any time, provided, however, that such actions shall not modify the compensation and benefits specifically provided to you under this letter. This letter constitutes the complete agreement between you and the Company with respect to the subject matter hereof, and supersedes any prior understandings or agreements with respect thereto, and shall be governed by the internal substantive laws of the state of Delaware. All compensation and benefits described herein will be subject to applicable tax withholding.

The intent of the parties is that payments and benefits under this letter comply with or be exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”) and, accordingly, to the maximum extent permitted, this letter shall be interpreted to be exempt from or in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on you by Code Section 409A or damages for failing to comply with Code Section 409A.

This offer is contingent upon favorable references and successful completion of background and drug screens.

As a condition of your employment, you will be required to provide the Company with documents establishing your identity and right to work in the United States. These documents must be provided to the Company within three days after your employment start date. In addition, you will also be required to sign a restrictive covenants agreement in a form customary for senior executives covering non-competition and non-solicitation (while employed and for one year post employment) and confidentiality.

Alex, we look forward to you joining the Company and becoming part of our team. We are sure you will find your career with us both challenging and rewarding. To confirm your acceptance of this offer of employment on the terms and conditions set out above, please sign below and return to me.

Sincerely,

/s/ Michael B. Petras, Jr.
Michael B. Petras, Jr.
Chairman and Chief Executive Officer
Sotera Health Company

By my signature below, I confirm that I have read, understand and agree with the terms of this offer.

Alex Dimitrief	/s/ Alex Dimitrief
Alex Dimitrief (please print)	Signature/Date
10/31/2022

Schedule A
1. You may continue service on the boards of directors of SmileDirectClub, Eos Energy Enterprises and Cresset.
2. You may complete teaching the currently in-session semesters that you are currently teaching at Harvard Law School and New York Law School.
3. You may honor your existing obligations to Zeughauser Group, and may accept occasional speaking engagements in the future with Zeughauser Group from time to time.